Exhibit (h)(3)

FORM OF SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is entered into as of February 22, 2008, by and between PowerShares Capital Management, LLC, a Delaware limited liability company with offices at 301 West Roosevelt Road, Wheaton, IL 60187 (“PowerShares”), and PowerShares India Exchange-Traded Fund Trust (“Licensee”).

WHEREAS, PowerShares, through a license with an index provider (the “Index Provider”), has the right to license the Index and Marks listed in Exhibit A, for use in connection with the financial product listed in Exhibit A (“Product”);

WHEREAS, Licensee desires to use the Index and Marks in connection with the distribution of Product and PowerShares is willing to grant Licensee a license for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Grant of License.  PowerShares grants Licensee a non-exclusive, non-transferable right and license to use and refer to the Index and Marks in connection with the creation, issuance, trading and marketing of Product pursuant to the terms and conditions of this Agreement.

2.     Ownership and Validity.  Licensee acknowledges Index Provider’s ownership of the entire right, title and interest in and to the Index and Marks and Licensee’s use shall inure to the sole benefit of the Index Provider.

3.     Quality Control.  PowerShares shall have the right to monitor the quality of the Product offered by Licensee pursuant to this Agreement.  Licensee agrees that the nature and quality of the Product using the Index and Marks shall meet or exceed the standards set by PowerShares or Index Provider.  Licensee’s failure to conform to such quality controls may result in the termination of this Agreement.

Licensee shall include, unless a substitute is approved by PowerShares, in which case such substitute shall be included, the following notice in all informational materials relating to the licensed Index and Marks, and agrees upon request to furnish a copy (copies) thereof to PowerShares:

The [Specification of applicable Index] Index ( the “Index”) is a trademarks of [Specification of applicable Index Provider] (the “Index Provider”) which are licensed for use by [Licensee] in connection with [specification of applicable Products] (the “Products”).  The Products are not sponsored or endorsed by the Index Provider and the Index Provider makes no warranty or representation as to the accuracy and/or completeness of the

Indexes or the results to be obtained by any person from the use of the Indexes or the trading of the Products.

4.     Term.  This Agreement shall become effective upon signatures of both parties and remain in effect unless terminated by either party as provided herein.

5.     Termination.  Licensee may terminate this Agreement upon sixty (60) days prior written notice.  PowerShares may terminate this Agreement upon sixty (60) days prior written notice or immediately upon Licensee’s breach of this Agreement.

6.     Fees.  Subject to the terms of this Agreement, Licensee shall have the right to use such license in connection with the products on a royalty-free basis.

7.     Entire Agreement.  This Agreement sets forth the entire Agreement and the understanding between the parties.  No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

8.     Execution.  This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.     General Provisions.

(a)                                 A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b)                                 No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party.  No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c)                                  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, without regard to its conflict of law provisions.

(d)                                 In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

IN WITNESS WHEREOF, PowerShares and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

POWERSHARES CAPITAL MANAGEMENT, LLC

Signature:
By:	H. Bruce Bond
Title:	President

POWERSHARES INDIA EXCHANGE- TRADED FUND TRUST

Signature:
By;	H. Bruce Bond
Title:	Chairman and CEO

EXHIBIT A

1.    Index:  INDUS India Index

Mark:  INDUS and INDUS Partners

Product:  PowerShares India Portfolio

Acknowledgement:

Licensee acknowledges and agrees that Indus Advisors, LLC, a Delaware limited liability company (“INDUS”) owns proprietary, trademark and intellectual property rights with respect to the “INDUS India Index.”   INDUS shall be a third party beneficiary to this Agreement as it relates to the Index.

POWERSHARES INDIA EXCHANGE- TRADED FUND TRUST

Signature:
By;	H. Bruce Bond
Title:	Chairman and CEO